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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 20, 2013

To Our Stockholders:

What:	Our 2013 Annual Meeting of Stockholders
When:	June 20, 2013 at 1:30 p.m., local time
Where:	Holiday Inn Harrisburg-East 4751 Lindle Road Harrisburg, PA 17111
Why:	At this Annual Meeting, stockholders will be asked to:
	1.	Elect seven directors to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
	3.	Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement;
	4.	Consider and vote on certain stockholder proposals, if properly presented at the Annual Meeting; and
	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        In addition, the holders of the 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, voting together as a single class, separately from the holders of common stock, will vote to elect one director to hold office until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

        The close of business on April 29, 2013 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

Marc A. Strassler Secretary Camp Hill, Pennsylvania May 16, 2013

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 20, 2013

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 20, 2013:

The proxy statement and annual report, as well as the Company's proxy card, are available at
www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2013 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on June 20, 2013 at 1:30 p.m., local time, at the Holiday Inn Harrisburg-East, 4751 Lindle Road, Harrisburg, PA 17111. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May 16, 2013 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock, and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the "LGP preferred stock," as of the close of business on the record date, April 29, 2013, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 907,659,210 shares of common stock and 1,848,297 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 33,605,394 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are five proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Elect seven directors to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  Proposal No. 3: Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement;

  •
  Proposal No. 4: Consider a stockholder proposal relating to a policy regarding gross-up payments; and

  •
  Proposal No. 5: Consider a stockholder proposal relating to the relationships of the directors.

        In addition, the holders of the LGP preferred stock, voting separately as a class, will vote to elect one director (the "LGP Preferred Director") to hold office until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

        Stockholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above and the possible submission of the Krol Proposal, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement and "AGAINST" each of the stockholder proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 19, 2013, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on June 19, 2013, by accessing the website listed on the enclosed proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy for your shares by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers and each of the stockholder proposals. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers and "AGAINST" each of the stockholder proposals.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above and the possible submission of the Krol Proposal, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the

Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 19, 2013; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on compensation of our named executive officers and each of the stockholder proposals will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers or any of the stockholder proposals. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock as of the record date). As of the record date, the LGP preferred stock was convertible into an aggregate of 33,605,394 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class for the proposals in this proxy statement.

        In order to take action on the proposals, a quorum, consisting of the holders of 470,632,303 shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Board of Directors—Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the advisory vote on the compensation of our named executive officers will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 4—Stockholder Proposal—Policy Regarding Gross-Up Payments

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 4. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 5—Stockholder Proposal—Relationships of Directors

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 5. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Services will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Alliance Advisors, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Alliance Advisors a fee of approximately $6,000 and reimburse the firm for approximately $2,000 of reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at eight effective as of the date of the Annual Meeting. There are seven nominees for director at our Annual Meeting. The holders of the LGP preferred stock, separate from the holders of common stock, will vote to elect the eighth director, the LGP Preferred Director, who will hold office until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The holders of the LGP preferred stock have informed us that they intend to elect John M. Baumer to hold office until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

        James L. Donald, who has served as a director of the Company since 2008, and Mary F. Sammons, who has served as a director of the Company since 1999 and served as Chief Executive Officer from 2003 to 2010, have notified the Company that they do not wish to stand for re-election to the Board of Directors at the Annual Meeting. In addition, Michel Coutu resigned from the Board on April 17, 2013 after more than five years of service following the sale of 72,500,000 shares of our common stock by The Jean Coutu Group (PJC) Inc., or Jean Coutu Group. The Board of Directors expresses its gratitude to Mr. Donald, Ms. Sammons and Mr. Michel Coutu for their valuable contributions during their tenure on the Board.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., Bruce G. Bodaken, François J. Coutu, David R. Jessick, Michael N. Regan, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. The holders of the LGP preferred stock have informed the Company that they will elect John M. Baumer as the LGP Preferred Director. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. François Coutu was designated by Jean Coutu Group to the Nominating and Governance Committee as a director nominee pursuant to the terms of the stockholder agreement with Jean Coutu Group, effective June 4, 2007, the date of our acquisition of the Brooks and Eckerd drugstore chains (the "Brooks Eckerd Transaction").

        Each director elected at the Annual Meeting will hold office until the 2014 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 BOARD OF DIRECTORS

        The following table sets forth certain information with respect to our director nominees, as well as the LGP Preferred Director, as of the record date. If elected, each of the following person's terms will expire at the 2014 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
John T. Standley	50	Chairman, President and Chief Executive Officer	2009
Joseph B. Anderson, Jr.	70	Director	2005
John M. Baumer	45	Director	2011
Bruce G. Bodaken	61	Director	2013
François J. Coutu	58	Director	2007
David R. Jessick	59	Director	2009
Michael N. Regan	65	Director	2007
Marcy Syms	62	Director	2005

        Following are the biographies for our director nominees and the LGP Preferred Director, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board:

        John T. Standley.    Mr. Standley, Chairman, President and Chief Executive Officer, has been a director of Rite Aid since June 2009 and Chairman of the Board since June 21, 2012. Mr. Standley has served as Chief Executive Officer since June 2010 and as President since September 2008. Mr. Standley served as the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996. Mr. Standley also serves as a director of SUPERVALU Inc.

        As the Company's Chief Executive Officer, with more than 20 years of retail, financial and executive experience, Mr. Standley brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. In addition, his experience serving as a chief financial officer of a number of companies, including the Company, provides the Board with additional insights into financial and accounting matters relevant to the Company's operations.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business, since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from

1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, Meritor, Inc., Valassis Communications, Inc. and NV Energy, Inc. (formerly Sierra Pacific Resources).

        Mr. Anderson has a broad base of experience, including military and government service and 19 years of chief executive officer experience at manufacturing, service and technology companies. From this experience, Mr. Anderson brings an array of skills, including in the areas of strategic, business and financial planning and corporate development. In addition, his service on the boards of directors of a number of publicly-traded companies provides the Board with insights into how boards at other companies have addressed issues similar to those faced by the Company.

        John M. Baumer.    Mr. Baumer is a partner of Leonard Green & Partners, L.P., where he has been employed since May 1999. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to joining Leonard Green & Partners, L.P., Mr. Baumer served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the board of directors of Leslie's Poolmart, Inc., Prospect Medical Holdings, Inc. and VCA Antech, Inc. Mr. Baumer was elected to the Board of Directors on June 23, 2011 by the holders of the LGP preferred stock, pursuant to the director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        Mr. Baumer's extensive experience in private equity investment provides the Board with another perspective on financial, strategic planning and investor relations matters. In addition, his experience as an investor in, and as a director of, other public companies provides the Board with insight into how other companies address issues similar to those faced by the Company.

        Bruce G. Bodaken.    From 2000 through December 2012, Mr. Bodaken served as Chairman, President and Chief Executive Officer of Blue Shield of California, a not-for-profit health plan and an independent member of the Blue Cross Blue Shield Association. Mr. Bodaken also previously served as President and Chief Operating Officer of Blue Shield of California from 1995 to 2000 and Executive Vice President and Chief Operating Officer from 1994 to 1995. Prior to joining Blue Shield of California, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990, including Regional Vice President. Mr. Bodaken is currently a director and audit committee chairman of WageWorks, Inc.

        Mr. Bodaken brings to the Board an in-depth knowledge of the health insurance and managed care industries and more than 20 years of executive leadership skills.

        François J. Coutu.    Mr. Coutu has served as President and Chief Executive Officer of Jean Coutu Group, a Canadian pharmacy retailing company, since October 2007. Previously, Mr. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the Board of Directors of Jean Coutu Group since December 1985. A pharmacist by profession, he is a former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        Mr. Coutu brings to the Board more than 20 years of senior executive experience with Jean Coutu Group and an in-depth understanding of the chain drugstore industry.

        David R. Jessick.    Mr. Jessick has served as a director of Rite Aid since April 2009. From July 2002 to February 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior financial staff and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From July 1998 to June 1999, Mr. Jessick was Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc., and from February 1997 to July 1998, Mr. Jessick was Chief Financial Officer of Fred Meyer, Inc. From 1979 to 1996, he held various financial positions including Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. Mr. Jessick is currently a director and audit committee chairman of DFC Global Corp. and Big 5 Sporting Goods Corporation. In addition, he previously served as a director and non-executive Chairman of Pathmark Stores, Inc. from 2005 to 2007 and as a director of Source Interlink, Inc. from 2005 to 2009 and Pinnacle Foods Group, Inc. from 2005 to 2008.

        Mr. Jessick brings over 33 years of retail, executive and financial experience to the Board. His familiarity with our business and his experience as a chief financial officer provide useful insights into operational and financial matters relevant to the Company's business. In addition, his service on other boards of directors, including as a non-executive chairman, enables Mr. Jessick to share insights with the Board regarding corporate governance best practices.

        Michael N. Regan.    From January 2012 through February 2013, Mr. Regan, our Lead Independent Director, served as Chief Financial Officer of Indiana Downs LLC, a race track and casino complex located in Indiana, guiding the company through a financial restructuring ending in the sale of the core business. Beginning May 2007 through December 2011, Mr. Regan was a self-employed private equity investor. Prior thereto, Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining The St. Joe Company, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997.

        Mr. Regan's 32 years of experience, including serving as a chief financial officer and as a senior vice president of finance, provides the Board with additional perspectives on financial, operational and strategic planning, and real estate matters relevant to the Company.

        Marcy Syms.    Ms. Syms served as a director of Syms Corp., a chain of retail clothing stores, from 1983, when she was named President and COO, until 2012. Ms. Syms became CEO of Syms Corp. in 1998 and was named Chair in 2010. In November 2011, Syms Corp. and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and ceased all retail operations. Ms. Syms is also a founding member of the Board of Directors of the Syms School of Business at Yeshiva University. Currently, Ms. Syms serves as President of the Sy Syms Foundation and Founder and President of the TPD Group LLC, a multi-generational succession planning company.

        Ms. Syms brings to the Board over 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing and human resources matters similar to those faced by the Company.

Board Leadership

        Mr. Standley serves as Chairman of the Board and Chief Executive Officer. Mr. Regan has served as our Lead Independent Director since 2011 and will continue in that role.

        During the 2010 fiscal year, as part of evaluating the management succession plan and in order to promote an orderly transition in Company leadership, the Board determined that it would be appropriate to separate the positions of Chairman of the Board and Chief Executive Officer effective as of the 2010 Annual Meeting, with Ms. Sammons continuing to serve as Chairman of the Board following Mr. Standley's appointment as Chief Executive Officer. Given that Ms. Sammons' service as Chairman of the Board was scheduled to expire as of the 2012 Annual Meeting, the Board reviewed its leadership structure in light of the Company's operating and governance environment and determined that Mr. Standley should serve as the Chairman of the Board effective as of the 2012 Annual Meeting, based on the Board's belief that Mr. Standley's in-depth knowledge of the Company, keen understanding of the Company's operations and proven leadership and vision positioned him to provide strong and effective leadership to the Board. The Board has determined to maintain its current leadership structure, taking into account the foregoing factors as well as the evaluation of Mr. Standley's performance as Chief Executive Officer and President, his very positive relationships with other members of the Board and the leadership and strategic vision he has brought to the Chairman position.

        The Board has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that, given the dynamic and competitive environment in which we operate, the right leadership structure may vary from time to time based on changes in circumstances. The Board makes this determination based on what it believes best serves the needs of the Company and its stockholders at any particular time. For the reasons described above, the Board continues to believe that Mr. Standley provides excellent leadership of the Board in the performance of its duties and that a unified structure provides decisive and effective leadership both within and outside the Company. In addition, the Board continues to maintain the position of Lead Independent Director that it created in 2009. Our Lead Independent Director consults with the Chairman of the Board and the Chief Executive Officer on matters relating to corporate governance and Board performance, chairs the annual performance review of the Chief Executive Officer, presides at executive sessions of the non-management directors, assists with the preparation of Board agendas and facilitates communications between the directors and the Chief Executive Officer.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee, our Code of Ethics for the CEO and Senior Financial Officers, our Code of Ethics and Business Conduct, our Stock Ownership Guidelines and our Related Person Transaction Policy, are posted on our website at www.riteaid.com under the headings "Corporate Info—Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Corporate Info—Governance—Codes of Ethics."

        Director Independence.    For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., John M. Baumer, Bruce G. Bodaken, François J. Coutu, James L. Donald (a director not standing for re-election due to his retirement), David R. Jessick, Michael N. Regan and Marcy Syms. The Board also had determined that Michel Coutu, who served as a director until April 17, 2013, was independent during the time he was a director. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

  •
  Joseph B. Anderson, Jr. serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

  •
  Bruce G. Bodaken served as Chairman and Chief Executive Officer of Blue Shield of California ("BSC"), a not-for-profit health plan which offers a pharmacy benefit network in which the Company participates, prior to his retirement at the end of 2012. The Board determined that the relationship with BSC involved BSC paying the Company for pharmaceutical products and services supplied to BSC's members at the Company's pharmacies in the ordinary course of business on arms-length terms and does not constitute a material relationship between Mr. Bodaken and Rite Aid.

        There is no family relationship between any of the nominees and executive officers of Rite Aid.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory, and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's Chief Compliance Officer with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee or management.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Compensation-Related Risk Assessment

        The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. Together with executive management, the Compensation Committee has considered the risks arising from the Company's compensation programs for its executives and associates and has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

        The Audit Committee reviews the risk profile and the relationship between the Company's compensation programs to the overall risk profile of the Company. Some of the features of our incentive programs that limit risk include:

  •
  Delivery of compensation through an appropriate mix of base salary, cash incentive bonuses, long-term awards, and benefits.

  •
  Use of a mix of long-term incentive vehicles that reward both stock price appreciation and financial operating performance and have different risk profiles.

  •
  Incorporation of an additional measure (leverage ratio) in the performance awards to assess how efficiently we use capital.

  •
  Stock ownership guidelines that promote executive stock ownership.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
John T. Standley				Chair
Joseph B. Anderson, Jr.			Chair
François J. Coutu	X		X
James L. Donald*		Chair	X
David R. Jessick	Chair			X
Michael N. Regan	X			X
Mary F. Sammons*				X
Marcy Syms		X

*
Retiring from the Board effective as of the 2013 Annual Meeting.

        Audit Committee.    The Audit Committee, which held eight meetings during fiscal year 2013, currently consists of David R. Jessick (Chair), François J. Coutu and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        Compensation Committee.    The Compensation Committee, which met seven times during fiscal year 2013, currently consists of James L. Donald (Chair) and Marcy Syms. Michel Coutu also served on the Compensation Committee until April 17, 2013. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the base salaries of the Company's executive officers and reviewing and recommending to the Board the base salary of the CEO;

  •
  Reviewing and approving the Company's goals and objectives relevant to the incentive-based compensation of the Company's executive officers (including the CEO), evaluating the performance of the Company's executive officers (including the CEO) in light of these goals and objectives and determining and approving the incentive-based compensation of the Company's executive officers (including the CEO) based on such evaluation;

  •
  Setting corporate performance targets under all annual bonus and long-term incentive compensation plans as appropriate and determining annually the individual bonus award opportunities for the Company's executive officers; and

  •
  Reviewing and approving all executive officers' employment agreements and severance arrangements.

        The Compensation Committee reviews the performance of the Company's executive personnel, including the Company's named executive officers, and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights and stock-based awards. The details of the processes and procedures for the consideration and determination of the compensation of our named executive officers are described in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent, reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of services. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.

        Since June 2010, the Committee has utilized Exequity LLP as its independent consultant. With respect to fiscal year 2013, Exequity LLP reviewed recommendations and analysis prepared by management and provided advice and counsel to the Committee. Exequity LLP does not provide any other services to the Company. The Compensation Committee has assessed the independence of Exequity LLP, taking into consideration the factors set forth in the NYSE listing standards and SEC rules, and determined that the engagement of Exequity LLP does not raise any conflicts.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held two meetings during fiscal year 2013, currently consists of Joseph B. Anderson, Jr. (Chair), François J. Coutu and James L. Donald. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing and approving or ratifying related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are John Standley (Chair), David R. Jessick, Michael Regan and Mary F. Sammons. The Executive Committee did not meet during fiscal year 2013. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders. Mr. Bodaken was recommended for consideration by the Nominating and Governance Committee by Herbert Mines Associates, an executive search firm.

        Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the candidate's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. Mr. Regan, our Lead Independent Director, presides at our executive sessions. The non-management directors met in executive session five times during fiscal year 2013.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Corporate Info—Governance—Board of Directors—Contact the Board of Directors" you will find an on-line form , as well as an email address, that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held five meetings during fiscal year 2013. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Nine of our ten directors attended the 2012 Annual Meeting of Stockholders.

Directors' Compensation

        Each non-management director receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, (i) the Lead Independent Director receives an additional annual payment of $25,000; (ii) the Chair of the Audit Committee receives an additional annual payment of $20,000; (iii) the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000; and (iv) each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. Non-management directors also receive an annual award of restricted stock or restricted stock units valued at $90,000. The annual grant vests 80% on the first anniversary of the grant and 10% on each of the second and third anniversaries of the award. Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board Committee meetings.

        Effective as of June 21, 2012, Ms. Sammons was entitled to the same compensation arrangements generally available to Rite Aid's non-management directors in respect of her service as a director. Please also see page 21 below for a description of Ms. Sammons' compensation prior to that date under her employment agreement and the post-retirement benefits that applied upon its expiration on June 21, 2012.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on pages 45-46.

 DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2013

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our non-management directors who served during the fiscal year ended March 2, 2013:

Name	Fees Paid in Cash ($)	Stock Awards ($)(4)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph B. Anderson, Jr.	110,000	96,154	—	—	—	—	206,154
John M. Baumer	100,000	96,154	—	—	—	—	196,154
André Belzile(1)	27,500	—	—	—	—	—	27,500
François J. Coutu	105,000	96,154	—	—	—	—	201,154
Michel Coutu(2)	100,000	96,154	—	—	—	—	196,154
James L. Donald	110,000	96,154	—	—	—	—	206,154
David R. Jessick	120,000	96,154	—	—	—	—	216,154
Michael N. Regan	135,000	96,154	—	—	—	—	231,154
Mary F. Sammons(3)	157,892	96,154	—	—	—	87,576	341,622
Marcy Syms	100,178	96,154	—	—	—	—	196,332

(1)
Mr. Belzile served as a director until April 23, 2012.

(2)
Mr. Michel Coutu served as a director until April 17, 2013.

(3)
All other compensation for Ms. Sammons consists of $80,000 contributed by the Company in fiscal 2013 to a supplemental executive retirement plan and $7,576 for financial planning services.

(4)
Represents the grant date fair value of awards in fiscal year 2013 in accordance with FASB Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

(5)
The number of unvested restricted stock awards outstanding as of March 2, 2013 for each director is detailed in the table below. Mr. Michel Coutu forfeited his unvested stock awards upon his resignation from the Board on April 17, 2013 and therefore the awards listed for him in the table below are no longer outstanding. Mr. Belzile forfeited his unvested stock awards upon his resignation from the Board on April 23, 2012 and therefore he is not included in the table below.

Name	Grant Date	Number of Stock Awards (#)
Joseph B. Anderson, Jr.	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	2,000
John M. Baumer	June 21, 2012	76,923
	June 23, 2011	15,384
François J. Coutu	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	2,000
Michel Coutu	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	2,000
James L. Donald	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	8,411
David R. Jessick	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	8,411
Michael N. Regan	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	8,411
Mary F. Sammons	June 21, 2012	76,923
	June 23, 2011	15,384
Marcy Syms	June 21, 2012	76,923
	June 23, 2011	15,384
	June 23, 2010	8,411

(6)
The number of unexercised options outstanding as of March 2, 2013 for each director is detailed in the table below.

Name	Grant Date	Exercise Price($)	Outstanding(#)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
John M. Baumer	—	—	—	—	—
André Belzile	6/4/2007	6.55	100,000	100,000	—
François J. Coutu	6/4/2007	6.55	100,000	100,000	—
Michel Coutu	6/4/2007	6.55	100,000	100,000	—
James L. Donald	5/13/2008	2.40	100,000	100,000	—
David R. Jessick	4/14/2009	0.41	100,000	100,000	—
Michael N. Regan	6/27/2007	6.15	100,000	100,000	—
Mary F. Sammons	6/24/2004	5.38	292,208	292,208
	6/23/2005	4.11	267,001	267,001	—
	6/20/2006	4.42	279,943	279,943	—
	6/26/2007	6.07	247,117	247,117	—
	10/2/2008	0.89	669,600	669,600	—
	6/25/2009	1.24	967,700	967,700	—
	6/23/2010	1.07	1,071,400	1,071,400	—
Marcy Syms	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—

Agreement with Ms. Sammons

        Ms. Sammons' employment agreement was amended on January 21, 2010 to provide, among other things, that, effective as of June 23, 2010, Ms. Sammons would continue to serve Rite Aid solely as Chairman of the Board, until the 2012 Annual Meeting. Prior to June 23, 2010, Ms. Sammons served as Chairman and Chief Executive Officer. Additional terms of Ms. Sammons' expired employment agreement are as follows:

        Salary and Other Compensation.    Effective February 27, 2011 (the first day of fiscal year 2012) through the expiration of her employment agreement on June 21, 2012, Ms. Sammons was entitled to an annual base salary of $350,000 and continued benefits as provided in her employment agreement, and was not eligible to earn an annual incentive bonus. Ms. Sammons was also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans. Following the expiration of Ms. Sammons' employment agreement on June 21, 2012, Ms. Sammons became eligible for the same compensation as other non-management directors during her period of service on the Board, along with the post-retirement benefits described below.

        Retirement Benefit.    Ms. Sammons received benefits under a defined contribution supplemental executive retirement plan during the term of her employment agreement. Each month, $20,000 was credited to a fully vested deferred compensation account for Ms. Sammons. Under the supplemental executive retirement plan, Ms. Sammons was able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments were made each month during the term of her service with Rite Aid. Ms. Sammons received her vested account balance under the plan shortly following her termination of employment with the Company, and the Company has no further obligation to Ms. Sammons under the plan.

        Termination of Employment and Change in Control Arrangements.    The termination of employment and change in control provisions of Ms. Sammons' employment agreement remained in effect until the agreement expired at the 2012 Annual Meeting of Stockholders. Pursuant to the terms of the employment agreement, Ms. Sammons became entitled to continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse upon the expiration of the agreement.

        Other Restrictions.    Ms. Sammons' employment agreement prohibited her from competing with Rite Aid during her employment period.

 PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending March 1, 2014. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders may wish to carefully review our discussion of executive compensation, as presented in the Compensation Discussion and Analysis, tables and narrative disclosure, on pages 32-58, as well as the discussion regarding the Compensation Committee on page 15.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the Compensation Discussion and Analysis section and executive compensation tables in this proxy statement for complete details of how its executive compensation policies and procedures operate and are designed to achieve the Company's compensation objectives.

        We believe that the Company's executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2013 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the 2013 Annual Meeting of Stockholders:

    "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company's executive compensation in fiscal year 2013, as outlined in the above resolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 4

STOCKHOLDER PROPOSAL—POLICY REGARDING GROSS-UP PAYMENTS

        The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which owns 3,800 shares of common stock (based on information provided to us by the AFL-CIO Reserve Fund), has notified the Company that it intends to present the following proposal at the Annual Meeting:

          RESOLVED:    The shareholders of Rite Aid Corporation (the "Company") urge the compensation committee of the Board of Directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment ("Gross-up"), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to employees of the Company generally.

        For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        We support compensation programs that tie pay closely to long-term sustainable performance and that deploy Company resources efficiently. In our view, tax gross-ups for senior executives—reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive's behalf—are not consistent with these principles. We believe that the cost of such tax gross-ups would be better allocated to performance-based compensation or reinvested in the Company.

        Certain of our Company's senior executive officers are entitled to tax gross-ups for excise taxes on their golden parachutes pursuant to Internal Revenue Code Section 4999. Had President and current CEO John T. Standley been terminated following a change in control on March 3, 2012, he would have received a $3,639,000 tax gross-up under his employment agreement.

        The Company has also paid tax gross-ups for housing and transportation expenses. In 2012, Senior Executive VP, CAO & CFO Frank G. Vitrano received $45,696, Senior Executive VP and COO Kenneth A. Martindale received $30,478, and Executive VP and General Counsel Marc Strassler received $43,233 in tax gross-ups for housing and transportation expenses reimbursed by the Company. Messrs. Vitrano, Martindale and Strassler are also entitled to tax gross-ups for excise taxes on their golden parachutes upon termination following a change in control.

        We believe that paying tax gross-ups to senior executives is not fair to Company shareholders or employees who must pay their own taxes. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation tax free. Lastly, tax gross-ups for golden parachute excise taxes can be very costly. Michael Kesner of Deloitte Consulting estimated that gross-up payments can reach 8 percent of the total cost of a merger (Gretchen Morgenson, The CEO's Parachute Cost What?, N.Y. Times, Feb. 4, 2007).

        For these reasons, we urge stockholders to vote FOR this proposal.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders. The Company notes that a virtually identical stockholder proposal was presented at the 2012 annual meeting and was rejected by stockholders by a three to one margin.

        The Board recognizes the importance of executive compensation to the overall long-term performance of Rite Aid. Rite Aid's compensation philosophy is to pay for performance that supports Rite Aid's business strategies and to pay competitively. In the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement, Rite Aid provides stockholders with a detailed and thorough description of the Company's compensation program, including the philosophy and strategy underpinning the program and the individual elements of the compensation program.

        The Compensation Committee of our Board of Directors, comprised entirely of independent directors, is responsible for reviewing and approving the compensation of Rite Aid's Chief Executive Officer and reviewing and recommending to the Board other executive officers' compensation levels. Our Board believes that the Committee should retain discretion in setting compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of the Company and the executive, and the dictates of the competitive marketplace, might make it appropriate for the Company to agree to certain tax reimbursement (or "gross-up") provisions.

        It is crucial that the Company retain the flexibility to offer compensation and benefits that are consistent with those offered by peer companies that compete with us for talent. Gross-up payments are used in limited instances where necessary to compensate certain of our executive officers for housing and travel allowances arising from taking up a non-permanent second residence near the Company's corporate headquarters to ensure that the executives receive the intended value of their benefits.

        The Board believes that it is particularly important for the Company to have access to the full range of compensation tools. Like many companies, Rite Aid uses tax gross-ups to address excise tax inequities in the event of a change in control. The Internal Revenue Code (the "Code") imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee's "base amount" of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different "base amounts" of compensation based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives' compensation is in the form of incentive awards that vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment related to a change in control. Consequently, the Code can have significantly varying and arbitrary effects on an individual's tax obligations based on the individual's personal compensation history and decisions, which are unlikely to have been made with the Code in mind.

        Therefore, the Board believes that tax gross-up payments can be appropriate in limited circumstances in order to prevent the intended value of a benefit from being significantly and arbitrarily reduced.

        The Board believes that the Company should retain flexibility with respect to executive compensation, rather than commit to restrictions that could place the Company at a competitive disadvantage in attracting and retaining high-performing top talent. The Board believes that it is ultimately in the stockholders' best interests that discretionary responsibility for this ongoing process continue to be vested in an independent Compensation Committee.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL—RELATIONSHIPS OF DIRECTORS

        Steven Krol, who owns 255,625 shares of common stock (based on information provided to us by Mr. Krol) and whose address will be provided by the Company promptly upon oral or written request, has notified us that he intends to present the following proposal at the Annual Meeting:

          RESOLVED—Effective at the 2014 Annual Meeting, shareholders request and recommend for non-binding vote the following:

            1.     Except for current Rite Aid executives or other companies enjoying contractual agreements which allow Board nominees of their choosing, that all other nominees will have no former or existing business or personal relationships, either directly or indirectly, with the senior management or the Company, and

            2.     All qualifying board members be paid fees and awards for board service only.

Supporting Statement

        The primary responsibility of the board of directors is to protect shareholder assets and ensure they receive a decent return on their investment. The composition and performance of a board of directors says a lot about it's responsibilities to a company's shareholders.

        Having truly independent outside directors has always been considered a "best practice". In theory, the Board is responsible to the shareholders and is supposed to govern a company's management. Independence allows a director to be objective and evaluate the performance of management and the well-being of the company.

        This includes:

  Independence from Management—

        Directors get outside information and perspective other than from the company President or CEO

  Compensation—

        Board members do not accept compensation for anything other than board service

  Conflict of Interest—

        Board members have never worked for the company or are closely related, professionally or personally, to anyone in senior management

  Effectiveness and Time Constraints of a Board Member—

        According to a 2003 study of the 1,700 largest U.S. public companies, the majority of board members sit on no more than three boards

  Ethics—

        All board members have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities

        All NYSE listed companies, subjectively interpret the independence rules established by the NYSE. Often times, companies misapply the rules. A Board loses credibility if it's objectivity and independence are compromised by not correctly applying the definition of independence. Too many actual insiders serving as directors will mean that the Board will tend to make decisions more beneficial to management. The "big boys" on Wall Street will never invest and place their monies at risk in any company where they believe the Board lacks real outside independence to protect their investment and to otherwise ignore good corporate governance.

        This Resolution will guide our Board in naming certain Board nominees. There is no more important decision that they make while serving on our Board to increase shareholder value. Shareholders should carefully review the biographies for director nominees contained in these proxy materials under the heading "Board of Directors" in the Table of Contents to determine whether or not real independence tests have been met and are strongly urged to vote "FOR" this Proposal.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS
PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders. The Company notes that a virtually identical stockholder proposal was presented at the 2012 annual meeting and was overwhelmingly rejected by stockholders.

        The Board opposes the proposal because it believes the proposal is unnecessary, is duplicative of NYSE listing standards and would needlessly limit the individuals that can serve on the Board.

        Under NYSE listing standards and Rite Aid's Corporate Governance Guidelines, the Nominating and Governance Committee and the Board already review all of a director's relationships with the Company, both directly and as a partner, shareholder or officer of an organization that has a relationship with the Company, to make an affirmative determination that a director has no material relationship with the Company and is therefore independent. Accordingly, the Board already considers relationships that directors may have with the Company when making determinations with respect to director independence. Applying these standards, the Board has determined that seven of the nine members of the Board are independent.

        Our independent directors effectively oversee management and the Board utilizes numerous good governance practices, such as the non-management directors regularly meeting in executive session. In addition, the Company has a Lead Independent Director, who is independent of the Company. The Lead Independent Director facilitates communications between the directors and the Chief Executive Officer, assists with the preparation of Board agendas, chairs the annual performance review of the Chief Executive Officer, consults with the Chairman of the Board and the Chief Executive Officer on corporate governance matters and presides at executive sessions of the non-management directors.

        The Company's directors are all accountable to stockholders. Each director serves a one-year term and stands for re-election at each annual meeting. The Company's By-Laws provide that directors must be elected by a majority vote in an uncontested election and the Company's Corporate Governance Guidelines provide that a director who fails to receive the required number of votes for re-election in accordance with the By-Laws must tender his or her written resignation for consideration by the Board. In 2012, all of the nominees for director were elected with greater than 93% stockholder support.

        The Board believes that the proposal's absolute ban on non-executive directors having any relationship with the Company whatsoever exhibits a check-the-box approach to corporate governance that is not in the best interests of stockholders. The Board, based upon the recommendation of its Nominating and Governance Committee, is best positioned to determine the independence of Board candidates and to evaluate Board composition. Even where a past relationship might exist, the Board believes that it is important to have the flexibility to nominate individuals for election as directors if the Board determines doing so is in the best interests of the Company and its stockholders.

        In view of the strong independent oversight of management by the Board and the Company's sound governance practices, the Board believes that the proposal would unduly restrict the Board from selecting the most effective composition of the Board, based upon the Board's evaluation of what it thinks is best for stockholders and the Company at a particular point in time.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

 EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	50	Chairman, President and Chief Executive Officer
Kenneth Martindale	53	Senior Executive Vice President and Chief Operating Officer
Frank G. Vitrano	57	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Brian R. Fiala	52	Executive Vice President, Human Resources
Enio Anthony Montini, Jr.	60	Executive Vice President, Merchandising
Marc A. Strassler	65	Executive Vice President, General Counsel and Secretary
Robert I. Thompson	59	Executive Vice President, Pharmacy
Robert K. Thompson	55	Executive Vice President, Store Operations
Douglas E. Donley	50	Senior Vice President and Chief Accounting Officer

(1)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

        Kenneth A. Martindale.    Mr. Martindale was appointed and has served as Rite Aid's Senior Executive Vice President and Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid's Senior Executive Vice President, Merchandising, Marketing and Logistics Officer. He was a self-employed private investor from January 2008 to December 2008. Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. In September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. from June 1996 until January 1998.

        Frank G. Vitrano.    Mr. Vitrano has served as our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer since September 2008. He was a self-employed private investor from January 2008 to September 2008. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 until December 2005 and Co-President, Chief Financial Officer and Treasurer from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Mr. Vitrano was a Director of Pathmark Stores, Inc. from 2000 to 2005.

        Brian R. Fiala.    Mr. Fiala has served as our Executive Vice President of Human Resources since July 2011. From June 2007 to July 2011, Mr. Fiala served as our Executive Vice President of Store Operations. He was a self-employed private investor from July 2006 to June 2007. Previously, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast until July 2006.

        Enio Anthony Montini, Jr.    Mr. Montini has served as our Executive Vice President, Merchandising since April 2011. From February 2010 to April 2011, he served as Senior Vice President, Category Management. Prior to serving in this position, from February 2008 until January 2010 he served as

Executive Vice President, Chief Operating Officer with MARC USA, a privately held company. From February 2005 until January 2008, Mr. Montini was Senior Vice President of Operations with MARC USA and from September 2004 until January 2005, he served as Senior Vice President, Channel Marketing with MARC USA.

        Marc A. Strassler.    Mr. Strassler has served as our Executive Vice President, General Counsel and Secretary since March 2009. From January 2008 until March 2009, Mr. Strassler was a self-employed private investor. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark.

        Robert I. Thompson.    Mr. Thompson has served as our Executive Vice President, Pharmacy since September 2009. From August 2008 until September 2009, Mr. Thompson served as Senior Vice President, Pharmacy Operations. From February 2008 to August 2008, he served as Senior Vice President, Northeast Division, and from June 2007 to February 2008, Mr. Thompson served as Vice President, Integration. From July 2004 (when he first joined Rite Aid) to June 2007, he served as Vice President, Pharmacy Business Development.

        Robert (Bob) K. Thompson.    Mr. Thompson has served as our Executive Vice President of Store Operations since July 2011. From November 2007 to July 2011, Mr. Thompson served as Senior Vice President of our Western Division. Prior to joining Rite Aid in 2007, he was a Senior Vice President for the West Region of Target Corporation where he served for nearly 20 years in operations positions of increasing responsibility.

        Douglas E. Donley.    Mr. Donley has served as our Senior Vice President, Chief Accounting Officer since October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our fiscal year 2013 executive compensation program for the individuals named below. We refer to these individuals throughout this Compensation Discussion and Analysis and the accompanying tables as our "Named Executive Officers."

Name	Title
John T. Standley	Chairman, President & Chief Executive Officer
Kenneth A. Martindale	Senior Executive Vice President, Chief Operating Officer
Frank G. Vitrano	Senior Executive Vice President, Chief Administrative Officer, and Chief Financial Officer
Brian R. Fiala	Executive Vice President, Human Resources
Marc A. Strassler	Executive Vice President, General Counsel

Executive Summary

  Our Company.

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating 4,623 stores as of March 2, 2013 in 31 states and the District of Columbia. Our goals are to consistently understand and exceed the expectations of our customers at each of these stores by providing them with the best products, services and advice to meet their unique needs, thereby allowing us to meet our key business objectives and ultimately provide sustainable long-term value to our stockholders.

        We believe that accomplishing these goals starts with our ability to attract, retain and appropriately motivate executive officers who have the knowledge, experience and leadership ability to manage our business and promote a culture of teamwork and development that inspires each and every one of our associates to give their best effort every day.

        We feel that we have assembled a very strong team of executives, which has in turn resulted in our ability to attract and retain highly talented individuals at all levels of the organization who are committed to our core values of excellence, integrity and respect for people and have the ability to execute our strategic and operational priorities. This combination of strong executive leadership and highly talented and motivated team-driven associates played a key role in our outstanding financial performance in fiscal year 2013, as described below.

  Our Fiscal Year 2013 Performance.

        We had a very successful year in fiscal 2013, as evidenced by our strong corporate performance in the key areas described below:

  •
  We had net income of $118.1 million, or $0.12 per diluted share. This was our first fiscal year of positive net income since before the 2008 global financial crisis, and was a substantial increase over fiscal year 2012, in which we had a net loss of $368.6 million, or $0.43 per diluted share.

  •
  Our Adjusted EBITDA, which is a key measure we use to assess our performance, was a record-setting $1,128 million for the 52-week fiscal year 2013, and represented an increase of almost 20 percent over the 53-week fiscal year 2012 Adjusted EBITDA of $942.9 million. See the discussion under the caption "Cash Incentive Bonuses" below for more detail on how we calculate Adjusted EBITDA.

  •
  Our EBITDA growth of 21% over the last fiscal year, on a 52 week basis, was at the top of our peer group based on the most recent data available as of our fiscal year end.

  •
  Our leverage ratio, which measures how efficiently we use our available capital, was 5.23 and substantially beat our target of 6.28.

  •
  Our front-end same store sales increased by 1.4% over fiscal year 2012, and while our overall same store sales decreased 0.3% year over year due to the impact of new generic introduction, we filled 3.4% more total prescriptions than in fiscal year 2012.

  •
  While our stock price did not increase significantly in fiscal year 2013, it has increased substantially since our fiscal year 2013 earnings became public. We believe this increase was a direct result of our fiscal year 2013 performance.

  Our Executive Compensation Philosophy.

        We believe strongly that pay should align with performance and this focus is reflected in our executive compensation programs. We seek to provide our Named Executive Officers with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that are generally aligned with compensation levels provided to peer company executives and executives within similarly sized retailers more broadly.

        Because of our desire to reinforce a performance-based culture, the Company emphasizes a pay mix that is comprised primarily of variable pay. As a result, base salary makes up the smallest portion of total direct compensation for the Named Executive Officers, with variable pay in the form of annual and long-term incentives comprising the remaining portion. The mix varies by position, taking into account each position's ability to influence Company results, as well as competitive practice.

  Our Fiscal Year 2013 Pay Decisions.

        We used Adjusted EBITDA as the primary financial metric in our annual incentive plan and long-term performance awards in fiscal year 2013. We believe this was appropriate because EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group, and that it represented the best indicator of Rite Aid's operating performance based on our financial situation and corporate structure.

        As discussed above, our Adjusted EBITDA for fiscal year 2013 was $1,128 million which exceeded our annual operating plan of $967 million by approximately 17%. Consequently, and as described in more detail below under "Cash Incentive Bonuses," we paid annual incentives to our Named Executive Officers at the maximum level.

        In addition, we achieved cumulative Adjusted EBITDA for fiscal years 2011, 2012 and 2013 at 106.3% of our targeted amount. As a result, and as described in more detail below under "Performance Awards," we paid performance awards for the fiscal years 2011-2013 plan to our Named Executive Officers at 93.1% of the target amount.

  Consideration of Stockholder Votes on Executive Compensation.

        In June 2011, our stockholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of stockholders.

        The overwhelming majority of the votes cast on the annual advisory say-on-pay vote conducted at our 2011 Annual Meeting approved the compensation of our Named Executive Officers. With the goal of continuing to meet the approval of shareholders and remaining responsive to any concerns, management determined to engage our institutional investors prior to the 2012 Annual Meeting to determine whether they had any suggestions to further enhance and improve our executive compensation programs.

        We had positive discussions with many of our institutional investors regarding our executive compensation program. We learned from these discussions that our institutional investors preferred that we use multiple performance measures in our long-term performance awards and take other actions to create a stronger link to multi-year performance. As a result of these discussions and further input from the Compensation Committee's independent compensation consultant, the Compensation Committee decided to modify our long-term performance awards for the fiscal 2013-2015 plan as follows:

  •
  We added leverage ratio as an additional performance metric to our long-term performance awards, so that the awards are now based on the achievement of both Adjusted EBITDA and leverage ratio (net debt / Adjusted EBITDA) goals. The Compensation Committee believes that leverage ratio is a key indicator of our corporate performance because it measures how efficiently we use our available capital and focuses management on the need to improve the financial condition of the Company over time.

  •
  We changed the structure of the long-term performance awards from the combination 1-year performance period and subsequent 2-year service period used in fiscal year 2012 to a 3-year performance and service period based on cumulative performance over the 3-year period. The Compensation Committee believes that these changes will enhance the focus on long-term performance results that will serve to create and sustain long-term shareholder value.

        These positive changes were implemented following our 2012 Annual Meeting, at which we again received substantial majority support of our Named Executive Officer compensation through the 2012 advisory say-on-pay vote. Many of the components of our executive compensation program for fiscal year 2013 had already been established by the time the 2012 vote took place, and accordingly, the Compensation Committee considered the results of the vote in determining whether to make any changes to our Named Executive Officer Compensation program for fiscal year 2013 or beyond.

        As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider stockholders' concerns and take them into account in future determinations concerning executive compensation.

Objectives of Our Executive Compensation Program

        All of our executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and corporate performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation that is related to our corporate performance. Where corporate performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in overall corporate performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways. First, in assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales growth, EBITDA growth, return on sales, return on average invested capital and assets and total stockholder return. In determining performance relative to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee, with the help of its independent compensation consultant Exequity LLP, assesses the Company's programs relative to a peer group of retail organizations and published survey data. The peer group was originally approved by the Compensation Committee in January 2011 after a comprehensive review. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over two-thirds of the Company's revenue) have a different cyclicality than the sales of many other retailers, we reviewed potential peers relative to multiple criteria including:

  •
  Competitors for executive talent such as grocery store chains, discount department stores, and companies engaged in pharmaceutical distribution;

  •
  Competitors for investment capital such as companies considered peers by financial analysts, companies with a similar capital structure or companies whose stock price movement correlated most directly with Rite Aid;

  •
  Companies with which Rite Aid competes for customers that have pharmacy operations or offer similar merchandise as Rite Aid; and

  •
  Companies of similar size based on revenue as well as enterprise value.

The resulting peer companies, which we considered to be the best representation of our target labor market, are listed below. At the time the peer group was originally constructed, Rite Aid was at approximately the 40th percentile in terms of revenue. Since that time, BJ's Wholesale Club and Winn-Dixie Stores Inc. were acquired and removed from the peer group. While Rite Aid is now at approximately the 27th percentile of this peer group in terms of revenue, we believe that the following group best represents our peers based on the criteria described above.

Fiscal Year 2013 Peer Group

Peer Company	Revenues ($ Millions)
AmerisourceBergen Corp.	80,644
Costco Wholesale Corp.	103,128
CVS Caremark Corp.	123,133
Dollar General Corp.	16,022
Harris Teeter Supermarkets, Inc. (formerly Ruddick Corp.)	4,577
J.C. Penney Company, Inc.	12,985
The Kroger Co.	96,751
McKesson Corp.	123,534
Office Depot, Inc.	10,696
Safeway Inc.	44,206
Sears Holding Corp.	39,854
Supervalu Inc.	34,773
Target Corp.	73,301
Walgreen Co.	70,788

Notes:
Revenue reflects trailing 12 month data through December 2012 as available per Standard & Poor's Research Insight. BJ's Wholesale Club and Winn-Dixie Stores Inc. were also included in the peer group used to assess compensation for fiscal year 2013 but have since been removed.

        The Compensation Committee compares the compensation levels of Rite Aid's Named Executive Officers to peer company compensation levels in the aggregate, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.

        In addition to the peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly-sized retail organizations based on each executive's functional responsibility. The surveys used in the analysis include Mercer's Global Premium Executive Remuneration Suite and Towers Watson's Survey Report on Top Management Compensation.

        The Compensation Committee uses the peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within 25% of the median range of comparative pay of the market when Rite Aid achieves the targeted performance levels. The Compensation Committee further designed the incentive plans in such a way that executives can earn above competitive levels for superior performance and below competitive levels if performance is below expectations. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors such as company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The Compensation Committee assesses Rite Aid's performance relative to its peer group on both a one-year and three year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.

        In fiscal year 2013, management engaged Mercer, a compensation consultant, to provide management with compensation information for certain executive officers. Pursuant to the terms of its retention, Mercer reported directly to management, and not to the Compensation Committee, although the Compensation Committee did review recommendations and analysis prepared by management and Mercer in determining fiscal year 2013 compensation for the Named Executive Officers.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, annual bonus, and long-term incentives annually with the guidance of the Compensation Committee's independent compensation consultant. Following the fiscal year 2012 review, the Compensation Committee determined that the target level and components of compensation for fiscal year 2013 were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2013

        For fiscal year 2013, the compensation program for our Named Executive Officers consisted of four primary components—base salary, a cash incentive bonus opportunity under the Company's annual incentive bonus plan, long-term incentives consisting of stock options, restricted stock and performance units and a benefits package. A significant portion of total compensation is variable, i.e., subject to performance and is comprised of target annual incentives and target long-term incentives.

        The Compensation Committee believes that this program appropriately balances the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that best furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the Supplemental Executive Retirement Program ("SERP") for each of the Named Executive Officers.

Target Total Remuneration(1)

Compensation Component as a % of Total Remuneration for Fiscal Year 2013(2)

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Value of broad-based benefits provided to all employees and components of other compensation (except the SERP) have been excluded.

(2)
Percentages may not total 100% due to rounding.

        We note that due to the variability of our pay levels resulting from Rite Aid's performance, actual and target payout levels can fluctuate in any given year. The table below shows the actual pay versus target pay for our CEO over the last three years. The values are explained below and differ in some cases from those shown in the Summary Compensation Table, as follows:

  •
  Target base salary shown below reflects base salary at fiscal year end. Actual base salary for each covered fiscal year is as reported in the Summary Compensation Table.

  •
  Target cash incentive bonus shows the assumed payout if performance is at target. Actual cash incentive bonus represents the actual incentive paid as shown in the Summary Compensation Table based on our results.

  •
  Performance awards are shown based on the target award value at grant in the fiscal year noted. Actual values are performance unit payouts for the applicable fiscal years as shown in the Summary Compensation Table based on our results.

  •
  Stock options and restricted stock are shown based on the targeted amount for compensation purposes. Actual stock option and restricted stock amounts represent the awards vesting over the course of a year based on the intrinsic value at the fiscal year end including inducement, promotion, and retention awards.

CEO Pay—John Standley

	2013		2012		2011
Pay Element	Target	Actual	Target	Actual	Target	Actual
Base Salary(1)	$1,000,000	$1,000,000	$1,000,000	$1,019,231	$1,000,000	$966,539
Cash Incentive Bonus	$2,000,000	$4,000,000	$2,000,000	$3,258,039	$2,000,000	$0
Performance Awards(2)	$700,000	$654,700	$700,000	$52,920	$700,000	$0
Stock Options(3)	$800,000	$1,201,651	$800,000	$1,026,683	$800,000	$377,266
Restricted Stock(3)	$500,000	$615,608	$500,000	$389,611	$500,000	$298,624
	$5,000,000	$7,471,959	$5,000,000	$5,746,484	$5,000,000	$1,642,429

(1)
Actual base salary reflects number of weeks in each fiscal year.

(2)
Actual performance awards reflects the cash payout for the 2011-2013, 2010-2012, and 2009-2011 performance cycles, respectively.

(3)
Based on a stock price as of the last trading day for the fiscal year of $1.28 for 2011, $1.67 for 2012, and $1.68 for 2013.

As detailed in the table above, in years where Company performance was under target (e.g., 2011), the CEO's total compensation was also significantly below target. In the most recently completed fiscal year, the Company's financial performance substantially exceeded the applicable targets, resulting in total compensation in excess of target commensurate with that performance.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2013, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses the peer group data to test for reasonableness and competitiveness of base salaries, but it also exercised subjective judgment in view of the Company's compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and stockholder returns. Mr. Standley's overall compensation, for example, is more heavily weighted toward short- and long-term incentive compensation (76% in the aggregate as shown in the bar chart above) than that of the other Named Executive Officers.

        The Compensation Committee reviews the Named Executive Officers' base salaries in April of each year and considers the principles described above under "The Compensation Committee's Processes" in establishing Named Executive Officers' base salaries for fiscal year 2013. For 2013, each Named Executive Officer other than Mr. Standley received an increase between 2% and 3%, based on market movement. Mr. Standley did not receive a base pay increase because his base salary is at a competitive level with the market for CEOs of similar companies and his overall pay mix is largely weighted towards variable compensation.

Cash Incentive Bonuses

        The Company established an annual incentive plan in order to incentivize the Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2013. The Compensation Committee establishes a target percentage of salary for each participant at the beginning of the fiscal year and approves the financial goals required for the Company to pay an award. Payouts for the Named Executive Officers are then determined by the Company's financial results for the year relative to the predetermined performance measures. As shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation," incentives were paid to Named Executive Officers for fiscal year 2013 performance.

        Bonus targets.    Targets for each Named Executive Officer were determined based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee's objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to corporate performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the incentive plan. Thus, the Compensation Committee established the following targets for fiscal year 2013 (expressed as a percentage of base salary):

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John Standley	100%	200%	400%
Frank Vitrano	62.5%	125%	250%
Ken Martindale	62.5%	125%	250%
Brian Fiala	30%	60%	120%
Marc Strassler	30%	60%	120%

        Company performance measures.    The Compensation Committee established the following Company performance goals, which applied to all plan participants, in April 2012:

Fiscal Year 2013 Annual Incentive Plan Performance Goals

Performance Level	Adjusted EBITDA Goal (millions)
Maximum	$1,064
Target	$967
Threshold	$919

        The Compensation Committee believes that using Adjusted EBITDA as the primary measure for the annual incentive plan appropriately encourages officers, including the Named Executive Officers, to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid's peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid's current financial situation and capital structure, the Committee believes that Adjusted EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. In addition, the Company regularly communicates Adjusted EBITDA to the investment community.

        Under the plan formula, payouts can range from 0% to 200% of bonus targets depending on company performance. For fiscal year 2013, the target level of Adjusted EBITDA was $967 million which was based on our annual operating plan and in line with guidance provided to the investment community.

        In fiscal year 2013, Rite Aid's actual Adjusted EBITDA was $1,128.4 million, which was above the maximum performance level of $1,064 million, resulting in bonus payments at the maximum level. As discussed in greater detail in our Annual Report, we define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, stock-based compensation expense, debt modifications and retirements, sale of assets and investments, revenue deferrals related to customer loyalty programs and other items. We reference this particular non-GAAP financial measure not only as a basis for incentive compensation but also in our corporate decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

Long-Term Incentive Program

        Long-term incentive target opportunity.    The purpose of the long-term incentive program is to support the long-term perspective necessary for continued success in our business and focus our Named Executive Officers on creating long-term, sustainable stockholder value. Our annual long-term incentive targets for each Named Executive Officer are shown below:

Long-Term Incentive Targets

Executive	Target (as a % of Salary)
John Standley	200%
Frank Vitrano	110%
Ken Martindale	110%
Brian Fiala	85%
Marc Strassler	85%

        Although long-term incentive targets have been below the median of our peer companies, the Committee did not change the annual targets for fiscal year 2013. The Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        Long-term incentive mix.    In fiscal year 2013 we used the following types of awards:

Vehicle	Proportion of 2013 Long-Term Incentive Target Opportunity	Purpose
Stock Options	40%	Provides a vehicle measured by stock price that rewards increases in shareholder value.
Performance Awards	35%	Links compensation to multi-year operating results on key measures tied to shareholder value creation.
Restricted Stock	25%	Supports retention and provides a vehicle with more stability and less risk. Aligns executive and shareholder interests and focuses executives on value creation.

        In determining the overall mix of long-term incentive vehicles, the following factors were considered:

  •
  Risk/reward tradeoffs:  Use of multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives.

  •
  Performance measurement:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results (as indicated by Adjusted EBITDA and other measures) which we believe leads to creation of value for stockholders.

  •
  Management of share usage and market practice:  Given stockholder concerns about equity usage, Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Use of a cash-based performance vehicle allows Rite Aid to deliver a long-term incentive opportunity which is aligned with peer companies and retailers of similar size while managing share usage given our current stock price. The target LTI mix has been selected to maximize opportunity for executives and associates given a challenging operating environment.

        The Compensation Committee's process for setting grant dates is discussed below. Then, on the approval date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of approval for restricted shares and using the Black-Scholes valuation method for stock options. Performance awards are denominated in cash (1 unit = $1).

        Grant timing.    The Compensation Committee has a policy that annual long-term incentive awards (other than special or new hire grants) will be approved by the Committee once a year at its annual meeting held in connection with the annual stockholders meeting with a grant date of the second business day after release of the Company's first quarter earnings. Grants are made to the Named Executive Officers at the same time as awards are made to all other associates as part of the annual grant process.

        At the time of the fiscal year 2013 grant, the Committee approved additional awards of 42,917 restricted shares to each of Messrs. Vitrano and Martindale with a grant date value of approximately

$57,000. These awards corrected an administrative oversight relating to fiscal year 2012 grants that resulted in smaller than intended grant values. These awards vest one-third each on the first, second, and third anniversary of grant.

        Special awards.    From time to time, the Company makes grants in addition to the annual equity grant including those to Named Executive Officers. Typically these grants include awards to new hires, promotional awards, or retention awards.

Performance Awards

        Performance awards provide the Named Executive Officers with units, which are denominated in a target cash value and payable in cash if the designated Company performance goals are achieved over the prescribed performance period. Payouts can range from 0% to 200% of target. Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success.

        Prior to fiscal year 2013, performance awards were based solely on the achievement of Adjusted EBITDA goals. As noted above under "Cash Incentive Bonuses," Adjusted EBITDA is a key measure used to both assess and communicate Rite Aid's performance.

        As described in more detail above under "Consideration of Stockholder Votes on Executive Compensation," we considered several alternative measures for the fiscal year 2013 performance award grant in response to investor concerns about using Adjusted EBITDA as the sole measure in both our annual incentive and long-term incentive programs. While we believe Adjusted EBITDA continues to be the best measure of Company performance, we decided to base a portion of the 2013-2015 Plan on leverage ratio (net debt / Adjusted EBITDA), which is a key performance metric that measures how efficiently we use our available capital and focuses management on the need to improve the financial condition of the Company over time. We determined that the optimum mix of the performance goals for the 2013-2015 Plan was 80% Adjusted EBITDA and 20% leverage ratio. We believe that the weighting appropriately balances the goals of maximizing profitability and improving of financial condition through the reduction of debt leverage.

        Performance awards are normally granted annually and are structured as a targeted number of units based on the Company's achievement of specific performance levels with payout occurring after a three-year period.

        2011-2013 Plan.    Under the performance plan adopted in June 2010, payout is based on performance in fiscal years 2011, 2012, and 2013. To receive a performance award for the three-year period, the Company had to achieve at least threshold performance, which was 95% of the cumulative Adjusted EBITDA based on the sum of targets for the three years. In addition, one third of the total award was forfeited for each plan year in which Adjusted EBITDA was less than 95% of target. The awards are paid in cash to the extent earned at the end of the three-year performance period. As shown in the table below, the Company achieved 106.3% of the combined Adjusted EBITDA target for the period covering the 2011-2013 fiscal years resulting in a payout of 93.1% of target.

Performance Level	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Cumulative
	($ millions)	($ millions)	($ millions)	($ millions)
Maximum	N/A	N/A	N/A	$3,171
Target	$935	$855	$967	$2,757
Threshold	$910	$813	$919	$2,619
Actual Performance	$859	$943	$1,128	$2,930

        2012-2014 Plan.    Based on concerns related to the predictability of performance targets and executive retention, the plan design was modified in June 2011. Awards granted under the 2012-2014 cycle were earned based on Rite Aid's achievement of a 2012 Adjusted EBITDA goal. These awards are subject to forfeiture if the executive leaves the Company prior to June 27, 2014, except by reason of a change in control or by consent of the Compensation Committee. Based on Rite Aid's actual performance of Adjusted EBITDA of $942.9 million for fiscal year 2012, executives who remain with the Company through June 2014 are expected to receive an award of 167.9% of the target award. The 2012 Adjusted EBITDA targets are shown below:

Performance Level	2012 Performance Award Goal
($ millions)
Maximum	$983
Target	$855
Threshold	$813

        2013-2015 Plan.    Two changes were made for the 2013-2015 Plan in order to improve alignment between pay and long-term performance. First, the Plan was changed to measure performance based on cumulative performance over the three years. Second, 80% of the payout is based on Adjusted EBITDA performance and 20% on leverage ratio. Adjusted EBITDA is compared to the sum of annual targets over the three years in the performance period. The leverage ratio is compared to the weighted average target over the three years in the performance period. For fiscal year 2013, performance exceeded target levels for both measures. Adjusted EBITDA was $1,128 million compared to a target of $967 million. Actual leverage ratio was 5.23 compared to a target of 6.28 (note that lower leverage ratios represent better performance).

Stock Options

        Stock options are intended to reward executives for value creation and they only have value if our stock price increases over time, which aligns the interests of our executives with our stockholders. The Company's ten-year options, granted at the market price on the date of grant, help focus executives on long-term growth. In addition, because options vest ratably over a four-year period, they are intended to help retain executives and keep them focused on long-term performance.

Restricted Stock

        Restricted stock grants are intended to support retention of executives and focus them on long-term performance because they generally vest over a multi-year period (three years or longer) and are tied to the value of our stock. The risk profile of restricted stock is aligned with stockholders as it can motivate executives to both increase and preserve stock price.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    Each of the Named Executive Officers receive benefits under a defined contribution supplemental executive retirement plan ("SERP"). Under the SERP, Rite Aid credits each participant with a specific sum to an individual account established for the participant, on a monthly basis while the participant is employed. The amount credited is equal to 2% of the executive officer's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings that mirror the investment results of such indexes. Participants vest in their accounts at the rate of 20% per year for each calendar year of participation in the SERP at a five-year rolling rate with the entire account balance for each participant vesting upon termination without cause during the twelve month period following a "change in control" of the Company, as defined in the SERP.

        Subject to certain tax rules or deferral elections made by the executive, which may require a delay in payment, participants will receive their vested account balance upon the earliest to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the SERP; (ii) termination of employment with the Company (including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the SERP.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year payable to our Chief Executive Officer and three other most highly compensated executives (other than our Chief Financial Officer) as an expense not deductible by the Company for federal income tax purposes. Payments to these individuals in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m).

        While the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m), it also believes that the tax deduction is only one of several relevant considerations in setting compensation. Therefore, in order to maintain the flexibility to provide compensation programs for our Named Executive Officers that will best incentivize them to achieve our key business objectives and create sustainable long-term shareholder value, the Compensation Committee reserves the right to pay compensation that may not be deductible to the Company if it determines that doing so would be in the best interests of the Company. Based on the Company's current tax situation, compliance with Section 162(m) is not a significant concern.

Policy Regarding Recoupment of Certain Compensation

        The Company has adopted a formal compensation recovery or "clawback" policy for its executive officers, including all Named Executive Officers. Pursuant to such policy, the Board of Directors of the Company may seek to recoup certain incentive compensation, including cash bonuses and equity incentive awards paid based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Prohibition on Hedging and Similar Transactions

        Our executive officers and directors, including the Named Executive Officers, are subject to an insider trading policy that, among other things, prohibits them from engaging in put or call options, short selling or similar hedging activities involving our stock. We prohibit these transactions because they may reduce the individual's incentive to improve our performance, focus the individual on short-term performance at the expense of long-term objectives and misalign the individual's interests with those of our stockholders generally.

Director and Officer Stock Ownership Guidelines

        In September 2008, we adopted Stock Ownership Guidelines in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the

Company and to encourage a long-term perspective in managing the Company. The stock ownership requirements are:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chairman	2,500,000
President and Chief Executive Officer	2,500,000
Chief Operating Officer	1,000,000
Senior Executive Vice Presidents	1,000,000
Executive Vice Presidents	500,000
Senior Vice Presidents	200,000
Non-Management Directors	200,000

        Non-management directors that are not subject to election by the holders of our common stock and those directors designated by Jean Coutu Group are not subject to the Stock Ownership Guidelines. As of April 29, 2013, the non-management directors not subject to the Stock Ownership Guidelines were Messrs. John M. Baumer and François Coutu.

        The non-management directors, executive officers and Senior Vice Presidents who are subject to our Stock Ownership Guidelines have five years from September 18, 2008 to meet the stock ownership requirements, whereas newly appointed or promoted executives and newly elected non-management directors have five years from the time they are appointed, promoted or elected, as the case may be, to meet the stock ownership requirements. Currently we are in compliance with the stock ownership guidelines, as all of those subject to the guidelines, including all Named Executive Officers and senior vice presidents, have achieved the minimum holding ownership requirement or have not yet served for five years.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested and shares owned count as one (1) share equivalent per share beneficially owned and stock options whether or not vested count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

James L. Donald, Chair
Marcy Syms

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended March 2, 2013, March 3, 2012 and February 26, 2011, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Fiscal Year 2012 "Salary" and "Total" reflect the 53 weeks in the fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John T. Standley	2013	1,000,000		564,168	1,255,163	4,654,700	100,026	265,225	7,839,282
(President & CEO)	2012	1,019,231	—	2,066,728	3,087,370	4,485,559	38,186	280,483	10,977,556
	2011	966,539	—	500,011	1,014,306	—	74,734	272,229	2,827,819
Frank G. Vitrano	2013	795,675		303,490	549,276	2,259,299	86,143	312,235	4,306,118
(Senior Executive VP,	2012	787,356	—	774,318	1,161,744	2,113,219	3,405	311,508	5,151,550
CAO & CFO)	2011	738,789	—	206,296	1,412,403	—	88,225	307,308	2,753,020
Kenneth A. Martindale	2013	795,675		303,490	549,276	2,259,299	43,292	284,990	4,236,021
(Senior Executive VP,	2012	787,356	—	774,318	1,161,744	2,107,339	18,582	293,049	5,142,387
COO)	2011	704,539	—	206,296	1,412,403	—	43,526	263,140	2,629,904
Brian R. Fiala	2013	490,370		117,612	261,625	719,571	55,750	139,112	1,784,040
(Executive VP, Human	2012	490,000	—	672,638	235,176	732,715	25,836	139,153	2,295,517
Resources)	2011	471,064	—	100,152	735,702	—	—	144,766	1,451,684
Marc A. Strassler	2013	441,515		105,864	235,508	646,168	27,653	213,452	1,670,160
(Executive VP, General	2012	439,029	—	660,858	210,658	656,464	29,595	219,450	2,216,055
Counsel)(1)

(1)
Mr. Strassler, who has served the Company in his position since fiscal year 2010, first became a Named Executive Officer in fiscal year 2012.

(2)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2013, Note 13 of the Company's Annual Report on Form 10-K as filed with the SEC on April 24, 2012 and Note 14 of the Company's Annual Report on Form 10-K as filed with the SEC on April 26, 2011, as applicable.

(3)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column consist of the following:

Name	Annual Cash Incentive Bonus for Performance in the Applicable Fiscal Year ($)	FY 2011 - 2013 LTIP Performance Shares Vested in FY 2013 ($)(A)
Mr. Standley	4,000,000	654,700
Mr. Vitrano	1,989,188	270,111
Mr. Martindale	1,989,188	270,111
Mr. Fiala	588,444	131,127
Mr. Strassler	529,818	116,350

(A)
Represents amounts in respect of long-term cash incentive units that became vested in fiscal year 2013, based on achievement of cumulative adjusted EBITDA targets for each of fiscal years 2011, 2012 and 2013.
(4)
Represents above-market earnings (over 120% of the "applicable federal rate") under the Company's defined contribution supplemental executive retirement plans.

(5)
The amounts in the "All Other Compensation" column for fiscal year 2013 consist of the following:

Name	Financial Planning ($)	Personal Use of Company Aircraft ($)(A)	Supplemental Executive Retirement Plan Allocations ($)	Housing/ Transportation Expenses ($)(B)	Employer Paid Taxes ($)(C)	Automobile Allowance ($)	401(k) Matching Contributions ($)
Mr. Standley	3,225	—	240,000	—	—	12,000	10,000
Mr. Vitrano	5,000	—	189,572	51,645	44,018	12,000	10,000
Mr. Martindale	3,771	—	189,572	42,071	27,576	12,000	10,000
Mr. Fiala	—	—	117,112	—	—	12,000	10,000
Mr. Strassler	1,300	—	105,317	45,770	39,065	12,000	10,000

(A)
With respect to personal use of aircraft, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(B)
Each of Messrs. Vitrano, Martindale and Strassler is reimbursed for certain housing and transportation expenses pursuant to his respective employment agreement. The Company determines the incremental cost of these expenses based on the out-of-pocket amounts paid for rent, utilities and travel.

(C)
Figures in this column represent the Company-paid taxes related to housing and transportation expenses reimbursed by the Company for Messrs. Vitrano, Martindale and Strassler pursuant to their respective employment agreements.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2013

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended March 2, 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
									All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Committee Action Date	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200%($)	Threshold (#)	Target (#)	Max (#)
John T. Standley		—	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	6/21/2012	6/25/2012	350,000	700,000	1,400,000	—	—	—	427,400	1,379,300	1.32	1,819,331
Frank G. Vitrano		—	497,297	994,594	1,989,188	—	—	—	—	—	—	—
	6/21/2012	6/25/2012	153,150	306,300	612,600	—	—	—	229,917	603,600	1.32	852,766
Kenneth A. Martindale		—	497,297	994,594	1,989,188	—	—	—	—	—	—	—
	6/21/2012	6/25/2012	153,150	306,300	612,600	—	—	—	229,917	603,600	1.32	852,766
Brian R. Fiala		—	147,111	294,222	588,444	—	—	—	—	—	—	—
	6/21/2012	6/25/2012	72,950	145,900	291,800	—	—	—	89,100	287,500	1.32	379,237
Marc A. Strassler		—	132,454	264,909	529,818	—	—	—	—	—	—	—
	6/21/2012	6/25/2012	65,700	131,400	262,800	—	—	—	80,200	258,800	1.32	341,372

(1)
The first amount for each Named Executive Officer relates to an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." On June 25, 2012, each Named Executive Officer received a grant of performance-based units, 80% of which will be earned based upon the achievement of an Adjusted EBITDA goal for fiscal years 2013, 2014 and 2015 and 20% of which will be earned based upon the achievement of a leverage ratio goal for fiscal years 2013, 2014 and 2015. Vesting for the performance units will occur, provided the performance target has been met, on February 28, 2015 (the end of the Company's fiscal year 2015), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2015. The award payout will be equivalent to $1.00 for each unit earned.

(2)
On June 25, 2012, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2013—Restricted Stock." These restricted shares will vest as follows based on continued employment:

Name	Restricted Shares (#)	Vesting Schedule
Mr. Standley	427,400	One-third on each of first three anniversaries of grant date
Mr. Vitrano	42,917	One-third on each of first three anniversaries of grant date
	187,000	One-third on each of first three anniversaries of grant date
Mr. Martindale	42,917	One-third on each of first three anniversaries of grant date
	187,000	One-third on each of first three anniversaries of grant date
Mr. Fiala	89,100	One-third on each of first three anniversaries of grant date
Mr. Strassler	80,200	One-third on each of first three anniversaries of grant date
(3)
On June 25, 2012, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2013—Stock Options." These stock options will vest as follows based on continued employment:

Name	Stock Options (#)	Vesting Schedule
Mr. Standley	1,379,300	One-fourth on each of the first four anniversaries of grant date
Mr. Vitrano	603,600	One-fourth on each of the first four anniversaries of grant date
Mr. Martindale	603,600	One-fourth on each of the first four anniversaries of grant date
Mr. Fiala	287,500	One-fourth on each of the first four anniversaries of grant date
Mr. Strassler	258,800	One-fourth on each of the first four anniversaries of grant date
(4)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock and option awards made in fiscal year 2013. Grant date fair values are calculated pursuant to assumptions set forth in Note 15 of the Company's 2013 Annual Report on Form 10-K filed with the SEC on April 23, 2013.

 EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Mr. Standley serves as Chairman of the Board, Chief Executive Officer and President;

  •
  Mr. Vitrano serves as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

  •
  Mr. Martindale serves as Senior Executive Vice President and Chief Operating Officer;

  •
  Mr. Fiala serves as Executive Vice President, Human Resources; and

  •
  Mr. Strassler serves as Executive Vice President, General Counsel and Secretary.

        Term.    The term of each executive's employment commenced on the effective date of his employment agreement, as follows: Mr. Standley, September 24, 2008 (as amended and restated as of January 21, 2010); Mr. Vitrano, September 24, 2008; Mr. Martindale, December 3, 2008; Mr. Fiala, June 26, 2007 and Mr. Strassler, March 9, 2009. Unless earlier terminated, the initial term of each employment agreement will expire on its second anniversary, other than in the case of Mr. Standley, whose agreement will terminate on the date that is three years following June 23, 2010 (each such period, the "Initial Term"). Each agreement will automatically renew for successive one-year terms (each, a "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days (120 days in the case of Mr. Fiala) prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and an incentive compensation target (which may be reviewed periodically for increase by the Compensation Committee). The current base salary and incentive compensation amounts are set forth below:

  •
  Mr. Standley is currently entitled to an annual base salary of $1,000,000. If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 200% of his annual base salary then in effect.

  •
  Mr. Vitrano is currently entitled to an annual base salary of not less than $819,545. If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual incentive bonus that, if awarded at 100% of target, will equal 125% of his annual base salary then in effect.

  •
  Mr. Martindale is currently entitled to an annual base salary of not less than $827,502. If Rite Aid's performance meets certain targets in the future, Mr. Martindale may receive an annual incentive bonus that, if awarded at 100% of target, will equal or exceed 125% of his annual base salary then in effect.

  •
  Mr. Fiala is currently entitled to receive an annual base salary of not less than $505,081. If Rite Aid's performance meets certain targets in the future, Mr. Fiala may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

  •
  Mr. Strassler is currently entitled to an annual base salary of not less than $456,968. If Rite Aid's performance meets certain targets in the future, Mr. Strassler may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs, and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year, or with respect to Messrs. Fiala and Strassler, two years, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of March 2, 2013:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)
John T. Standley	9/24/2008	3,500,000	—	—	0.96	9/24/2018	—	—
	10/2/2008	168,800	—	—	0.89	10/2/2018	—	—
	6/25/2009	435,450	145,150	—	1.24	6/25/2019	—	—
	1/21/2010	1,916,250	638,750	—	1.52	1/21/2020	—	—
	6/23/2010	714,300	714,300	—	1.07	6/23/2020	155,766	261,687
	6/27/2011	350,875	3,414,210	—	1.24	6/27/2021	1,516,549	2,547,802
	6/25/2012	—	1,379,300		1.32	6/25/2022	427,400	718,032
Frank G. Vitrano	9/24/2008	1,400,000	—	—	0.96	9/24/2018	—	—
	10/2/2008	131,300	—	—	0.89	10/2/2018	—	—
	6/25/2009	338,700	112,900	—	1.24	6/25/2019	—	—
	6/23/2010	994,650	994,650	—	1.07	6/23/2020	64,266	107,967
	6/27/2011	135,525	1,281,236	—	1.24	6/27/2021	566,450	951,636
	6/25/2012	—	603,600		1.32	6/25/2022	229,917	386,261
Kenneth A. Martindale	12/3/2008	1,067,000	—	—	0.47	12/3/2018	—	—
	6/25/2009	290,325	96,775	—	1.24	6/25/2019	—	—
	6/23/2010	994,650	994,650	—	1.07	6/23/2020	64,266	107,967
	6/27/2011	135,525	1,281,236	—	1.24	6/27/2021	566,450	951,636
	6/25/2012	—	603,600		1.32	6/25/2022	229,917	386,261
Brian R. Fiala	6/26/2007	246,211	—	—	6.07	6/26/2017	—	—
	10/2/2008	173,600	—	—	0.89	10/2/2018	—	—
	6/25/2009	543,750	181,250	—	1.24	6/25/2019	—	—
	6/23/2010	518,100	518,100	—	1.07	6/23/2020	31,200	52,416
	6/27/2011	71,700	215,100	—	1.24	6/27/2021	511,783	859,795
	6/25/2012	—	287,500		1.32	6/25/2022	89,100	149,688
Marc A. Strassler	4/7/2009	562,500	187,500	—	0.40	4/7/2019	—	—
	6/25/2009	168,600	56,200	—	1.24	6/25/2019	—	—
	6/23/2010	126,950	126,950	—	1.07	6/23/2020	27,700	46,536
	6/27/2011	64,225	192,675	—	1.24	6/27/2021	505,450	849,156
	6/25/2012	—	258,800		1.32	6/25/2022	80,200	134,736

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Except with respect to stock options granted on June 27, 2011, these stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, other than the restricted shares granted on June 27, 2011, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $1.68, the closing price of a share of Rite Aid common stock on the last trading day before March 2, 2013.

 OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2013

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	—	—	366,434	$491,313
Frank G. Vitrano	—	—	169,300	$226,501
Kenneth A. Martindale	—	—	162,600	$217,657
Brian R. Fiala	—	—	88,000	$117,704
Marc A. Strassler	—	—	78,633	$105,175

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013

        The following table sets forth the non-qualified deferred compensation activity for each Named Executive Officer during fiscal year 2013:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	240,000	113,626	—	1,271,801
Frank G. Vitrano(1)	—	189,572	97,462	—	1,056,302
Kenneth A. Martindale(1)	—	189,572	52,710	—	866,391
Brian R. Fiala(1)	—	117,112	63,754	—	733,308
Marc A. Strassler(1)	—	105,317	32,904	—	486,365

(1)
Amounts shown relate to a defined contribution supplemental executive retirement plan covering the Named Executive Officers. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        Pursuant to his employment agreement with the Company, if Mr. Standley is terminated by the Company without "cause," if he terminates his employment for "good reason" (as such terms are defined in his employment agreement) or if the Company provides a notice of nonrenewal at least 180 days prior to the expiration of his employment agreement, a "Company Nonrenewal," and such Company Nonrenewal occurs within six months of a change in control, then he will be entitled to receive:

  •
  a severance amount equal to two times the sum of his annual base salary and target bonus (one times the sum in the case of a Company Nonrenewal), a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period (one year upon a Company Nonrenewal) following the termination;

  •
  continued health benefits for two years following the termination (one year in the case of a Company Nonrenewal); and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for three years (one year in the case of a Company Nonrenewal) following the termination.

        If Rite Aid terminates Mr. Standley for "cause," or he terminates his employment without "good reason":

  •
  Rite Aid shall pay Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if he terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If Mr. Standley's employment is terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate, as the case may be) will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his immediate family, as applicable, vesting of all stock options and vesting of an amount of restricted stock that would have vested had he remained employed for three years following the date of termination.

        Pursuant to their employment agreements with the Company, if any of Messrs. Martindale, Vitrano, Fiala, and Strassler is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  a severance amount equal to two times the sum of the annual base salary and (other than Messrs. Fiala and Strassler) target bonus, a pro-rata bonus for the fiscal year of termination for all officers other than Mr. Fiala and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed, in each case, had the officer remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his employment without "good reason" (with the exception of Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of any of the Named Executive Officers (other than Mr. Standley whose benefits upon such termination are described above) is terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years for the officer and/or his immediate family, as applicable (other than Messrs. Fiala and Strassler who will receive continued coverage for one year), vesting of all stock options and vesting of an amount of restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Vitrano and Martindale will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, that is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the "Nonqualified Deferred Compensation for Fiscal 2013" table above.

  Change in Control Arrangements.

        Under Employment Agreements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances described above. Similarly, severance benefits would not be triggered pursuant to a change in control unless it is followed by either Mr. Vitrano's, Mr. Martindale's, Mr. Fiala's or Mr. Strassler's termination of employment, respectively, under the circumstances described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 35% (25% in the case of Mr. Fiala) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 35% (25% in the case of Mr. Fiala) or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        Under Rite Aid's Equity Program.    Pursuant to the terms of the Company's equity program, unless otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24-month period following the change in control. All outstanding equity awards granted pursuant to the Company's equity program that are not assumed or substituted in connection with a change in control will become fully vested and exercisable, free of applicable restrictions, and all performance criteria will be deemed to have been achieved at target levels, upon the occurrence of the change in control.

        For purposes of Rite Aid's equity program, a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption "Long-Term Incentive Program."

        Under Rite Aid's Supplemental Retirement Plan.    The unvested account balance of the supplemental executive retirement plan in which the Named Executive Officers participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of March 2, 2013 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)(a)
2 × Base Salary	N/A	N/A	N/A		2,000,000
2 × Bonus	N/A	N/A	N/A		4,000,000
Pro-Rated Bonus for Past Fiscal Year	4,654,700	4,654,700	N/A		4,654,700
Benefits 2 Years	28,586	28,586	N/A		28,586
SERP Vesting	614,972	614,972	614,972		614,972
Vesting of Options and Restricted Stock(1)	5,627,271	5,627,271	6,120,969	(2)	6,120,969
280G Gross Up	N/A	N/A	N/A		3,638,000	(b)

(a)
As discussed above, in the event of a Company Nonrenewal, Mr. Standley's termination payments are as follows: (i) severance is equal to 1x base salary and bonus, plus a pro-rated bonus;

  (ii) health benefits will continue for one year; (iii) the unvested account balance in his SERP will vest; and (iv) options will vest and become exercisable and the restrictions with respect to awards of restricted stock will lapse to the extent such options would have become vested and exercisable or such restrictions would have lapsed had Mr. Standley remained employed for one year. If a Company Nonrenewal occurs within six months of a change in control, the severance formula is the same as termination by the Company without Cause or by Mr. Standley for Good Reason, as reflected in the table.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Frank G. Vitrano	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		1,591,350
2 × Bonus	N/A	N/A	N/A		1,989,188
Pro-Rated Bonus for Past Fiscal Year	2,259,299	2,259,299	N/A		2,259,299
Benefits 2 Years	27,912	27,912	N/A		27,912
SERP Vesting	491,039	491,039	491,039		491,039
Vesting of Options and Restricted Stock(1)	2,376,188	2,124,131	2,754,566	(2)	2,754,566
280G Gross Up	N/A	N/A	N/A		2,223,000	(a)

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Kenneth A. Martindale	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		1,591,350
2 × Bonus	N/A	N/A	N/A		1,989,188
Pro-Rated Bonus for Past Fiscal Year	2,259,299	2,259,299	N/A		2,259,299
Benefits 2 Years	10,304	10,304	N/A		10,304
SERP Vesting	453,907	453,907	453,907		453,907
Vesting of Options and Restricted Stock(1)	2,417,381	2,165,324	2,834,642	(2)	2,834,642
280G Gross Up	N/A	N/A	N/A		2,024,000	(a)

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Brian R. Fiala	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		980,740
2 × Bonus	N/A	N/A	N/A		N/A
Pro-Rated Bonus for Past Fiscal Year	N/A	N/A	N/A		N/A
Benefits 2 Years	26,502	26,502	N/A		26,502
SERP Vesting	287,696	287,696	287,696		287,696
Vesting of Options and Restricted Stock(1)	1,227,560	1,196,012	1,655,834	(2)	1,655,834
280G Gross Up	N/A	N/A	N/A		—

Marc A. Strassler	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		883,029
2 × Bonus	N/A	N/A	N/A		N/A
Pro-Rated Bonus for Past Fiscal Year	646,168	646,168	N/A		646,168
Benefits 2 Years	1,979	1,979	N/A		1,979
SERP Vesting	257,440	257,440	257,440		257,440
Vesting of Options and Restricted Stock(1)	1,127,251	1,098,992	1,550,541	(2)	1,550,541
280G Gross-up	N/A	N/A	N/A		—

(1)
The value of stock options shown is based on the excess of $1.68, the closing price of a share of Rite Aid common stock on the last trading day before March 2, 2013, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock shown is determined by multiplying $1.68, the closing price of a share of Rite Aid common stock on the last trading day before March 2, 2013 and the number of shares of restricted stock held by the officer that would become vested under the applicable circumstances.

(2)
The value is shown under the assumption that outstanding stock options and restricted stock awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the "Potential Payments Upon Termination or Change in Control—Change in Control Arrangements" narrative.

 AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2013.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal 2013. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal 2013.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 2, 2013 and March 3, 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Mar. 2, 2013	Mar. 3, 2012
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.1	$2.3
Audit-Related Fees, audits of employee benefit plans' financial statements	$0.2	$0.2
Tax Fees, tax compliance advice and planning	$0.4	$0.0
All Other Fees, audit services related to common area maintenance	$0.0	$0.1
Total	$2.7	$2.6

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013 for filing with the SEC.

David R. Jessick, Chair
François J. Coutu
Michael N. Regan

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of March 2, 2013, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	74,974,682	$1.63	16,558,193	(3)
Equity compensation plans not approved by stockholders(1)	5,977,968	$2.45	—
Total(2)	80,952,650	$1.69	16,558,193	(3)

(1)
These plans include the Company's 1999 Plan, under which 10,000,000 shares of common stock are authorized for the grant of stock options at the discretion of the Compensation Committee, and the 2001 Plan, under which 20,000,000 shares of common stock are authorized for the grant of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. No securities remain available for future issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 962,176,525.

(3)
Of the 16,558,193 shares remaining, there are 6,636,765 shares available for the grant of awards other than stock options or stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2013, no persons subject to Section 16(a) reporting submitted late filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 29, 2013, certain information concerning the beneficial ownership of (a) each director and nominee for director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all directors and executive officers as a group (based on 907,659,210 shares of common stock outstanding as of April 29, 2013, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers, Directors and Nominee for Director:
Joseph B. Anderson, Jr.	454,882	(2)	*
John M. Baumer	33,736,164	(3)	3.58%
Bruce G. Bodaken	—		*
François J. Coutu	290,770	(4)	*
James Donald	334,882	(5)	*
Brian Fiala	2,261,341	(6)	*
David Jessick	314,882	(7)	*
Ken Martindale	4,510,052	(8)	*
Michael Regan	354,882	(9)	*
Mary F. Sammons	4,767,536	(10)	*
John T. Standley	11,174,941	(11)	1.19%
Marc Strassler	2,049,043	(12)	*
Marcy Syms	454,882	(13)	*
Frank Vitrano	5,027,887	(14)	*
All Executive Officers and Directors 17 persons	71,576,996	(15)	7.60%
5% Stockholders:
The Jean Coutu Group (PJC), Inc	105,901,162	(16)	11.67%
530 Bériault Street
Longueuil, Quebec J4G 1S8

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable as of June 28, 2013.

(2)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 214,882 restricted stock units that have vested or will vest before

  June 28, 2013 at which time said units will be payable in shares of common stock when Mr. Anderson leaves the Board.

(3)
This amount represents 130,770 shares of restricted stock units that have vested or will vest before June 28, 2013 when Mr. Baumer leaves the Board and 33,605,394 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Baumer is a Partner.

(4)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 150,770 restricted stock units that have vested or will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Mr. Coutu leaves the Board.

(5)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 214,882 restricted stock units that have vested or will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Mr. Donald leaves the Board.

(6)
This amount includes 1,445,536 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 214,882 restricted stock units that have vested or will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Mr. Jessick leaves the Board.

(8)
This amount includes 3,368,025 shares which may be acquired within 60 days by exercising stock options.

(9)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 214,882 restricted stock units that have vested or will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Mr. Regan leaves the Board.

(10)
This amount includes 3,794,969 shares which may be acquired within 60 days by exercising stock options and 130,770 restricted stock units that will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Ms. Sammons leaves the Board.

(11)
This amount includes 8,283,675 shares which may be acquired within 60 days by exercising stock options.

(12)
This amount includes 1,358,375 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 214,882 restricted stock units which have vested or will vest before June 28, 2013 at which time said units will be payable in shares of common stock when Ms. Syms leaves the Board.

(14)
This amount includes 3,896,825 shares which may be acquired within 60 days by exercising stock options.

(15)
This amount excludes 33,605,394 shares beneficially owned by Green Equity Investors III, L.P.

(16)
Based upon a Schedule 13D/A filed with the SEC on April 17, 2013. Jean Coutu Group acquired shares on June 4, 2007 in connection with the closing of the stock purchase agreement and on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential related person transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Committee deems it advisable. A copy of our full policy concerning transactions with related persons is available on the Governance section of our website at www.riteaid.com under the headings "Corporate Info—Governance—Related Person Transactions."

Agreements with Jean Coutu Group

        In connection with the Brooks Eckerd Transaction, Rite Aid and Jean Coutu Group became parties to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks Eckerd Transaction.

        Non-Competition Covenant.    Jean Coutu Group agreed that for five years after the closing of the Brooks Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. This covenant expired on June 4, 2012.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four of the 14 members of Rite Aid's Board of Directors if Jean Coutu Group's percentage of total voting power is equal to or greater than 25%. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power and the total number of members on Rite Aid's Board of Directors.

        Effective as of the 2011 Annual Meeting, the size of Rite Aid's Board of Directors was reduced from 14 to 11 members. Pursuant to the stockholder agreement, in the event of a change in the size of the Board, the number of directors Jean Coutu Group has the right to designate will be adjusted to account for such change in Board size so as to maintain, as closely as possible, Jean Coutu Group's proportionate Board representation prior to such change. As a result of the decrease in the size of the Board, Jean Coutu Group's right to designate directors under the stockholder agreement changed from four directors to three directors as of the 2011 Annual Meeting.

        In April 2012, Jean Coutu Group sold 56,000,000 shares of our common stock, reducing its ownership percentage to approximately 19.85%. Under the stockholder agreement, if Jean Coutu Group's percentage of total voting power is between 17.9% and 24.9%, Jean Coutu Group will be entitled to have two board designees represented on the Board. Accordingly, following the sale of shares, Jean Coutu Group was required to reduce its number of board designees from three to two and André Belzile, one of the Jean Coutu Group board designees at that time, resigned as a director of Rite Aid effective as of April 23, 2012.

        In April 2013, Jean Coutu Group sold 72,500,000 shares of our common stock, reducing its ownership percentage to approximately 11.7%. Under the stockholder agreement, if Jean Coutu Group's percentage of total voting power is between 5.0% and 17.8%, Jean Coutu Group will be entitled to have one board designee represented on the Board. Accordingly, following the sale of shares, Jean Coutu Group was required to reduce its number of board designees from two to one and Michel Coutu, one of the Jean Coutu Group board designees at that time, resigned as a director of Rite Aid effective as of April 17, 2013.

        Voting Arrangements.    The stockholder agreement provided that for a period of five years after the closing of the Brooks Eckerd Transaction, Jean Coutu Group agreed to vote its shares for each Rite Aid director nominee recommended by the Board. Pursuant to the stockholder agreement, effective as of June 4, 2012, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the total voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

STOCKHOLDER PROPOSALS FOR
THE 2014 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2014 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than January 16, 2014. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2014 Annual Meeting.

        In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 22, 2014.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's By-Laws. The By-Laws, which are available upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The By-Laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid's By-Laws. To be eligible for consideration at the 2014 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 20, 2014 and March 22, 2014. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

 INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement and the possible submission of the Krol Proposal, discussed below, which is not included in this proxy statement, but may be presented by Steven Krol at the Annual Meeting. If the Krol Proposal is presented at the Annual Meeting, the persons named on the enclosed proxy (the "proxy holders") will have discretionary authority pursuant to Rule 14a-4(c) under the Exchange Act with respect to the Krol Proposal and intend to exercise such discretion to vote "AGAINST" the proposal. If any other matters come before stockholders at the Annual Meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

        Steven Krol has advised the Company that he plans to present for discussion at the Annual Meeting the topic of customer service accountability (the "Krol Matter"). The Krol Matter was not submitted under Rule 14a-8 of the Exchange Act and Mr. Krol did not seek to have the Krol Matter included in this proxy statement. If Mr. Krol seeks to present a proposal relating to the Krol Matter (such proposal, the "Krol Proposal") at the Annual Meeting, the adoption of such proposal, like the other stockholder proposals that are on the Company's agenda for the Annual Meeting, would require the approval of the affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class).

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, we will promptly deliver one to you upon request. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary, or by calling the Secretary at (717) 975-5833. In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2013 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company's website or upon written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary.

RITE AID CORPORATION
ATTN: BYRON PURCELL
30 HUNTER LANE
CAMP HILL, PA 17011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59512-P39459

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

RITE AID CORPORATION

The Board of Directors unanimously recommends that you vote FOR each of the nominees named in Proposal 1, and FOR Proposal 2 and Proposal 3:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. John T. Standley	☐	☐	☐
1b. Joseph B. Anderson, Jr.	☐	☐	☐
1c. Bruce G. Bodaken	☐	☐	☐
1d. François J. Coutu	☐	☐	☐
1e. David R. Jessick	☐	☐	☐
1f. Michael N. Regan	☐	☐	☐
1g. Marcy Syms	☐	☐	☐

The Board of Directors unanimously recommends you vote AGAINST the following proposals:

	For	Against	Abstain
4. Consider a stockholder proposal relating to a policy regarding gross-up payments; and	☐	☐	☐
5. Consider a stockholder proposal relating to the relationships of the directors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M59513-P39459

RITE AID CORPORATION
Annual Meeting of Stockholders
June 20, 2013 1:30 p.m.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John T. Standley, Frank G. Vitrano, and Marc A. Strassler, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 1:30 p.m., EDT on June 20, 2013, at the Holiday Inn Harrisburg-East, 4751 Lindle Road, Harrisburg, PA 17111, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If applicable, the proxy shall also govern the voting of stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (1) "FOR" THE ELECTION OF ALL THE NOMINEES OF THE BOARD IN THE ELECTION OF DIRECTORS, (2) "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (3) "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THE PROXY STATEMENT, AND (4-5) "AGAINST" THE STOCKHOLDER PROPOSALS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side